Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this registration statement on Form S-1 of Arno Therapeutics, Inc., a Delaware corporation, of our report, dated February 28, 2008, on our audit of the consolidated financial statements of Laurier International, Inc., a Delaware corporation, as of December 31, 2007 and 2006, and for the years then ended, and to the reference to us under the caption “Experts” in such registration statement.

Very truly yours,

/s/Chang G. Park, CPA

CHANG G. PARK, CPA

September 25, 2008